Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arch Therapeutics, Inc. and Subsidiary

Framingham, MA

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-234811) on Forms S-1, Registration Statements (Nos. 333-213878; 333-214347; 333-214349; and 333-214350) on Form S-3 and the Registration Statements (Nos. 333-193516; 333-201229; 333-207314; 333-214429; 333-220918; 333-228886 and 333-235715) on Forms S-8 of our report dated December 11, 2020, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary, as of and for the years ending September 30, 2020 and 2019.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
December 11, 2020